                                             NESQUEHONING SAVINGS BANK
                                             301 West Catawissa Street
                                         Nesquehoning, Pennsylvania  18240
                                                  (717) 669-6521

                                         ---------------------------------

                                      NOTICE OF SPECIAL MEETING OF DEPOSITORS

                                        ----------------------------------

         Notice is hereby given that a Special Meeting of the Depositors of Nesquehoning Savings Bank ("Nesquehoning") will be held at Nesquehoning Savings' office, 301 West Catawissa Street, Nesquehoning, Pennsylvania, on _________________, 1999 at ____:00 ____.m., local time, to consider and vote upon:


                  1. The  Merger  Conversion  Agreement  and Plan of  Conversion
         (collectively, the "Plan") pursuant to which Nesquehoning will (i) convert from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank; and (ii) simultaneously merge with and into First Star Savings Bank, a Pennsylvania-chartered stock savings bank headquartered in Bethlehem, Pennsylvania ("First Star Savings"); and (iii) First Star Bancorp, Inc., a Pennsylvania stock holding company of First Star Savings (the "First Star Bancorp")) will offer for sale in a stock offering shares of its common stock ("Common Stock") in an amount equal to approximately 90% of the market value of Nesquehoning (as determined by an independent valuation) on a priority basis to certain of the Nesquehoning's depositors and certain others; and


                  2. Such other business as may properly come before the meeting and any adjournment(s) thereof. Management is not aware of any other matters that may come before the Special Meeting.

         The record date for determining Nesquehoning's depositors entitled to notice of, and to vote at, the Special Meeting, and at any adjournment(s) thereof, is _______________, 1999 (the "Voting Record Date"). Only holders of Nesquehoning withdrawable accounts as of the Voting Record Date ("Voting
Depositors")  will  be  entitled  to  vote  at  the  Special  Meeting  or at any adjournment(s) thereof. A deposit account creates a single depositor relationship for voting purposes, even though more than one person has an interest in such deposit account. Each Voting Depositor who is a holder of any Nesquehoning withdrawable account has one vote for each $100, or fraction thereof, on deposit in such account. No Voting Depositor will be entitled to cast more than 1,000 votes. Approval of the Plan requires the affirmative vote, cast in person or by proxy, of a majority of the total votes entitled to be cast by Voting Depositors at the Special Meeting.

         PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. THIS WILL ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING AND MAY AVOID THE COST OF ADDITIONAL COMMUNICATIONS. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR WRITTEN PROXY BY A WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF NESQUEHONING AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING.

PROPERLY COMPLETED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE
INSTRUCTIONS INDICATED THEREON, OR IF NO INSTRUCTIONS ARE INDICATED, FOR APPROVAL OF THE PLAN.

YOUR PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF NESQUEHONING. THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT VOTING DEPOSITORS VOTE "FOR" APPROVAL OF THE PLAN. FAILURE TO RETURN A PROXY OR TO VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK, AND VOTING AGAINST THE PLAN OR A FAILURE TO VOTE WILL NOT PRECLUDE ANY SUCH PURCHASE.

YOUR PROXY IS SOLICITED FOR THE SPECIAL MEETING ONLY, AND ANY ADJOURNMENT(S) THEREOF, AND WILL NOT BE USED FOR ANY OTHER MEETING. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, COMMON STOCK. SUCH COMMON STOCK TO BE OFFERED TO VOTING DEPOSITORS AND CERTAIN OTHERS IS BEING OFFERED ONLY BY MEANS OF THE ACCOMPANYING PROSPECTUS.

                                                    BY THE BOARD OF TRUSTEES




____________________, 1999

                            NESQUEHONING SAVINGS BANK
                            301 West Catawissa Street
                        Nesquehoning, Pennsylvania 18240

                                 PROXY STATEMENT

                          SPECIAL MEETING OF DEPOSITORS
                      TO BE HELD ON ________________, 1999

                                  INTRODUCTION

Purpose of the Special Meeting


         This Proxy Statement is being furnished to holders of withdrawable accounts as of ________________, 1999 (the "Voting Record Date," and such depositors "Voting Depositors") of Nesquehoning Savings Bank ("Nesquehoning") in connection with the solicitation by the Board of Trustees of Nesquehoning of proxies to be voted at a special meeting of depositors (the "Special Meeting") to be held on ______________, 1998 at ____:00 ____.m. local time, at
Nesquehoning's office, 301 West Catawissa Street, Nesquehoning, Pennsylvania. The purpose of the Special Meeting is to consider and vote upon the Merger Conversion Agreement and Plan of Conversion (the "Plan"), which Plan is available at Nesquehoning's office, and which may be obtained upon written request to the Secretary of Nesquehoning at the address given above. If the Plan is approved, Nesquehoning will merge (the "Merger") with and into First Star Savings Bank, a Pennsylvania-chartered stock savings bank headquartered in Bethlehem, Pennsylvania ("First Star Savings"). In connection with the Merger, First Star Bancorp, Inc. ("First Star Bancorp"), a Pennsylvania corporation that owns 100% of the common stock of First Star Savings, will offer for sale shares of its common stock ("Common Stock") in an amount equal to approximately 90% of the market value of the First Star Bancorp's Common Stock, as determined by an independent valuation, on a priority basis in a subscription offering (the "Subscription Offering") to Eligible Account Holders, Supplemental Eligible Account Holders, ^ and Voting Depositors (as such terms are defined in the accompanying Prospectus). If shares of Common Stock remain available after the Subscription Offering, such shares may be offered to certain members of the general public in a community offering with preference given first, to First Star Savings' Employee Stock Ownership Plan, second, to existing shareholders of First Star Bancorp and third, to persons located in the Nesquehoning Community (the "Community Offering" and together with the Subscription Offering, the "Offering"). No person is obligated to purchase shares of Common Stock in the Offering.


         Only Voting Depositors will be entitled to vote at the Special Meeting and any adjournment(s) thereof. The Plan must be approved by the affirmative vote, cast in person or by proxy, of a majority of the total votes entitled to be cast by Voting Depositors at the Special Meeting. The Voting Depositors also may be asked to consider such other business as may properly come before the Special Meeting (although management knows of no other business to be presented).

         THE BOARD OF TRUSTEES OF NESQUEHONING UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN.

         YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF TRUSTEES OF NESQUEHONING FOR USE AT THE SPECIAL MEETING OF DEPOSITORS,

AND ANY ADJOURNMENT(S) OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING; THIS PROXY WILL NOT BE USED AT ANY OTHER MEETING.

         THE NESQUEHONING BOARD OF TRUSTEES URGES YOU TO VOTE "FOR" THE PLAN. FAILURE TO RETURN YOUR PROXY OR TO VOTE AT THE MEETING IN PERSON WILL HAVE THE EFFECT OF A NEGATIVE VOTE.

         VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK, AND VOTING AGAINST OR FAILING TO VOTE ON THE PLAN WILL NOT PRECLUDE ANY SUCH PURCHASE.

Voting Rights, Voting of Proxies and Vote Required for Approval

         Nesquehoning's Board of Trustees has fixed the close of business on _______________, 1999 as the Voting Record Date for the purpose of determining the Voting Depositors entitled to notice of, and to vote at, the Special Meeting. All holders of withdrawable accounts at Nesquehoning as of the Voting Record Date are considered Voting Depositors and are entitled to notice of, and to vote at, the Special Meeting. Each such Voting Depositor will be entitled to one vote for each $100 or fraction thereof, on deposit in the Voting Depositor's account on the Voting Record Date. However, no Voting Depositor may cast more than 1,000 votes. An account will create a single depositor relationship for voting purposes. Only one proxy may be cast for any such account, even though more than one person has an interest in such an account.

         Any questions as to the eligibility of a Voting Depositor to vote or the number of votes allocated to each Voting Depositor, or on any other matters relating to the voting, will be finally resolved by the Secretary of Nesquehoning at or prior to the Special Meeting, and the records of Nesquehoning will control.

         Voting Depositors of Nesquehoning who are eligible to vote may vote at the Special Meeting or any adjournments thereof in person or by proxy. A Voting Depositor granting a proxy has the power to revoke it at any time prior to the vote at the Special Meeting by submitting another duly executed proxy prior to the Special Meeting or by filing written instructions revoking the earlier proxy with the Secretary of Nesquehoning. A proxy also may be revoked by appearing at the Special Meeting and voting in person.

         All properly completed proxies will be voted in accordance with the instructions indicated thereon. If no instructions are indicated as to the Plan, proxies will be voted FOR approval of the Plan. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Management is not aware of any other business to be presented at the Special Meeting. This proxy is being solicited for the Special Meeting called to consider the Plan and any adjournment(s) of the Special Meeting, and will not be used for any other meeting.

         The Plan must be approved by a majority of the total votes entitled to be cast by Voting Depositors at the Special Meeting. As of _______________, 1999, Nesquehoning's records disclosed that there were _______ votes entitled to be cast, of which _______ constituted a majority of the total votes entitled to be cast.

Persons Making the Solicitations

         Management expects to use the services of Nesquehoning's trustees, officers, and other employees to solicit proxies personally or by telephone, telegraph or mail. The directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for our-of-pocket expenses incurred in connection therewith. Nesquehoning also has retained _______________________ to act as proxy solicitation agent to, among other things, assist in the solicitation of proxies, for a total fee of $_______, plus expenses (up to a maximum of $_______). The costs of solicitation will be borne by Nesquehoning.

                              THE MERGER CONVERSION


         The following discussion of the Merger Conversion Agreement and of the Plan of Conversion does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Merger Conversion Agreement and the Plan of Conversion which are attached hereto as ^ Appendices A and B, respectively.

         THE MERGER CONVERSION IS SUBJECT TO APPROVAL BY THE DEPARTMENT OF BANKING ^ AND THE ^ ISSUANCE OF A LETTER OF NON-OBJECTION TO THE PLAN OF CONVERSION FROM THE FDIC, SUBJECT TO APPROVAL BY NESQUEHONING MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH APPROVAL AND NON- OBJECTION, HOWEVER, ^ WILL NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION AND/OR THE MERGER CONVERSION BY THE DEPARTMENT OF BANKING OR THE FDIC.


The Parties to the Merger

         Information regarding Nesquehoning, First Star Savings and the First Star Bancorp is incorporated by reference from the section of the accompanying Prospectus entitled "Summary--The Companies."

Background and Reasons for the Merger

         Since the enactment of the Financial Institutions Reform Recovery and Enforcement Act of 1989, the Board of Trustees of Nesquehoning has observed the increasing costs and burdens associated with ongoing compliance with federal and state regulations governing financial institutions. The Board has also observed the increasingly competitive market for deposit and lending products, with substantial competition coming from both larger financial institutions, as well as from larger non-financial institution providers of financial services. In Pennsylvania and elsewhere, the Board has witnessed increased consolidation within the financial services industry, which trend toward consolidation the Board believes will continue, especially in light of recent federal legislation authorizing interstate banking on a national basis. These trends have resulted in more competitors, most of which are substantially larger than Nesquehoning and which are able to offer a wider range of financial services. The more numerous and larger competitors are also better positioned to keep abreast of technological developments in the delivery, and types, of products offered to and demanded by consumers.

         In 1997 and early 1998 the board of trustees of Nesquehoning evaluated the opportunities available by going public vs. seeking a partner in a merger/conversion transaction. The board met with the investment banking firm Trident Financial Corporation to help evaluate the benefits, opportunities and risks of going public. Because of the ages of Francis X. Koomar (82) and Stephen Koomar (70), the executive officers of Nesquehoning, it was decided by the board of trustees that (1) the work, risks, transaction costs, and size of Nesquehoning did not justify conversion to a stock institution; (2) a merger conversion was deemed to be the best approach for the institution; and (3) again, because of the ages of the executive officers, a merger conversion partner should be selected in the immediate future.

         On March 20, 1998 Nesquehoning sent letters to six potential merger candidates requesting their interest in entering into a merger/conversion with Nesquehoning. These institutions were community institutions with offices within 10 miles of Nesquehoning. Nesquehoning requested a response by April 9, 1998. The letter expressed the desire of the Nesquehoning board to continue to serve the people of Nesquehoning, the fact that depositors had been loyal to the institution and the board wanted to continue serving their needs, the board wished to offer continuing opportunity for the staff, management and board.

         At a April 17, 1998 meeting of the board of trustees of Nesquehoning, the Board reviewed indications of interest from five of the six institutions. One institution informed Nesquehoning that it was not interested. After reviewing the proposals, the board determined to continue negotiating, with the assistance of counsel, simultaneously with First Star Bancorp and one other institution. During this period, each party contemplated the due diligence performed, tax implications of any transaction and the structure of any potential transaction.

         Nesquehoning received and considered the revised bids from the two parties. Upon review of the proposals, the Board of Trustees of Nesquehoning concluded that the proposed transaction with First Star was consistent with Nesquehoning's strategy.

         On July 6, 1998, First Star, First Star Bancorp and Nesquehoning entered into a letter of intent setting forth the primary terms of a proposed Merger Conversion. On August 14, 1998, pursuant to resolutions by the Boards of First Star, First Star Bancorp, and Nesquehoning, the parties entered into a merger agreement ("Merger Conversion Agreement") setting forth the terms and conditions of the proposed transactions. Under the terms of the Merger Conversion Agreements, Nesquehoning will convert to stock form ("Conversion") and merge with and into First Star Bancorp with First Star Bancorp being the survivor (the "Merger").

         In selecting First Star Bancorp over the other institution, the board considered the following items:


         1. First Star will offer depositors of Nesquehoning the opportunity to purchase its Common Stock at a 10% discount off the average market price as determined in the Merger Conversion Agreement. The other institution did not offer Nesquehoning depositors a discount on the purchase of its stock.

         2. The other institution already had an office in Nesquehoning and it was unlikely that a second office would be maintained. This would result in staff reductions and an inconvenience to depositors since the other institution's branch was in a supermarket. First Star has committed to upgrade Nesquehoning's branch with a drive-up, ^ ATM machine and safe deposit box, as well as off-street parking, none of which currently exist at Nesquehoning.

         ^ 3. First Star Savings has a record of paying a higher interest rate on deposits and charging a lower interest rate on loans than other banks in the community.

         ^ 4. First Star Bancorp was approximately twice the size of the other institution. The board thought the size advantage would give depositors who invested in stock greater liquidity with First Star.

         ^ 5. First Star Bancorp's  geographic diversity and its position in the
economically  strong   Allentown-Bethlehem-Easton  area  of  Pennsylvania  would
provide a better investment opportunity for those who purchased stock.

         ^ 6. People living in Nesquehoning consider the Allentown-Bethlehem-Easton area to be stronger economically than the Nesquehoning-Jim Thorpe area. The Board believes that Depositors in Nesquehoning would, therefore, be more likely to purchase stock in First Star Bancorp than in the other institution.

         7. The Board concluded the merger with First Star's ability to offer more services to Nesquehoning customers would increase competition in the area. For example, First Star Savings will offer personal checking and business checking. Neither of these services are currently offered by Nesquehoning.

         8. First Star's commitment to finance the renovation of one of the few large buildings in downtown Nesquehoning ^(the old Nesquehoning High School) into 32 units for the elderly and First Star's efforts to sponsor a $210,000 AHP grant to assist Carbon County build 21 units for the elderly in the town of Weatherly, Pennsylvania, in the board's opinion, are evidence of First Star's commitment to Nesquehoning's customers and its community.

         Furthermore, pursuant to an amended Agreement dated February __, 1999, First Star has agreed if the Merger Conversion is completed to:

         1. make donations of $25,000 to local charitable organizations during the twelve months after completion of the transaction, with priority given to those charities that have had accounts on deposit at December 31, 1997 and December 31, 1998;

         2. offer a 50 basis point discount (on its already discounted rates) on $1,000,000.00 in small business loans to companies located primarily in Nesquehoning and surrounding communities (Weatherly, Jim Thorpe, Coaldale, Lansford, Summit Hill and Lehighton), including but not limited to SBA guaranteed loans. In the event First Star cannot make such loans within a two-year period, it will commit to make up any difference in charitable contributions to the Nesquehoning community;

         3. pay 30 days of bonus interest to depositors who had deposit accounts at 12/31/98 and who continue to maintain the account through June 30, 2000;

         4. offer personal checking and business checking, commercial lending and safe deposit boxes;

         5. match or beat any local deposit rate paid by a competitor to any Nesquehoning resident and customer as of December 31, 1998 for a period through June 30, 2000;

         6. match or beat any mortgage interest rate paid by any local federally insured financial institution to any depositor or borrower of NSB at December 31, 1998 through the date June 30, 2000;

         7. complete the rehabilitation of the old Nesquehoning High School and continue to work with the FHLB, of Pittsburgh to acquire Affordable Housing Program ("AHP") funds for the facility.

         8. continue to sponsored the $210,000 AHP grant for the next town of Weatherly, Pa. in order to assist Carbon County build 27 units for the elderly.


Interests of Certain Persons in the Merger


         Upon completion of the Merger Conversion, First Star Bancorp has agreed to adopt a stock option plan (subject to stockholder approval if necessary) that will reserve for issuance up to 10% of the shares of stock sold in the Merger Conversion. In accordance with the Merger Conversion Agreement, non-employee trustees (3 persons) will each receive 5% of such options and each officer/trustee (2 persons) will receive 25% of such options.

         Upon completion of the Merger Conversion, the board of directors and officers of First Star Bancorp shall be the same as those currently existing. The ^ board of First Star Savings Bank will be expanded to include all five existing directors of Nesquehoning. As of the date of the Merger Agreement, board members of First Star Savings Bank received a monthly fee of $450 for each meeting attended. Furthermore, during the fiscal year ended June 30, 1998, each non-officer director of First Star Savings received a cash bonus of $1,500. Nesquehoning trustees currently receive $300 for each meeting attended.


         First Star Savings Bank will enter into a three-year employment agreement with Stephen Koomar at an initial base salary of $60,000. Mr. Koomar's current base salary is $54,000.

Effects of the Merger Conversion

         For a discussion of the effects of the Merger Conversion on depositors and borrowers of Nesquehoning, see "The Merger Conversion - Effects of Merger Conversion on Depositors and Borrowers of Nesquehoning Savings Bank" in the Prospectus.

Regulatory Approvals


         The parties ^ are awaiting the approval of their primary regulator, the Pennsylvania Department of Banking (the "Department"). However, all state chartered savings banks must notify the Federal Deposit Insurance Corporation ("FDIC") of its proposed or pending conversion (including the Reorganization) by supplying the FDIC with all relevant information regarding the Reorganization, including, but not limited to, any applications filed with any state and federal banking and/or securities regulators. The institution is prohibited from consummating a reorganization without the FDIC either: (i) notifying the institution of its intention not to object to the proposed reorganization or
(ii) failing to comment within 60 days after a complete notice and a copy of all application materials are filed with the FDIC or within the 20 day period after the last applicable state or other federal regulator has acted on the proposed reorganization, whichever is later. The FDIC may, in its discretion, extend by written notice to the institution the initial 60-day period by an additional 60 days. On January 9, 1999, the FDIC notified the parties that it had extended the review period until March 10, 1999.

          The Merger Conversion cannot ^ be completed if the FDIC objects to the ^ transaction. If the FDIC determines that the proposed reorganization poses a risk to the institution's safety and soundness, violates any law or regulation, or presents a breach of fiduciary duty, then the FDIC will issue a letter to the institution stating its objection to the proposed reorganization and advising the institution that the reorganization cannot be consummated until such letter is rescinded. The FDIC has indicated that it generally expects proposed reorganizations to substantially satisfy the standards found in the mutual-to-stock conversion regulations of the Office of Thrift Supervision ("OTS"), the primary federal regulator of state and federal savings associations. Any variance from those regulations will be closely scrutinized. Compliance with OTS requirements will not, however, necessarily be sufficient for FDIC regulatory purposes. Furthermore, because the transaction is a Merger Conversion, the FDIC will review the transaction independently from OTS policies.

         The parties have notified the FDIC of its proposed Merger Conversion, have filed the required material with the FDIC and have requested a letter of non-objection regarding the Merger Conversion. There can be no assurance as to when or whether the FDIC will issue a letter of non-objection to the Reorganization. In the event that the FDIC's letter of non-objection, if issued, is not received at the proposed time of consummation of the ^ Merger Conversion, the consummation of the ^ Merger Conversion may be delayed. In such event, subscribers will not be permitted to change their orders and funds provided for the purchase of ^ common stock of First Star Bancorp will continue to be held by First Star Bancorp pursuant to the terms of the Plan until such time as the Merger Conversion is consummated or abandoned. First Star Bancorp will be required to resolicit subscribers if the First Star Bancorp is not completed within 90 days of the commencement of the Subscription Offering, as defined herein, or if the FDIC, the Department or any other regulatory agency so requires. In the event of a resolicitation, subscribers will be given the opportunity to revise or cancel their orders. If the FDIC objects to the terms of the Merger Conversion, the parties may be required to modify certain aspects of the Merger Conversion. If the requested modification is material^: (i) First Star Bancorp may be required to resolicit, whereby subscribers will be given the opportunity to revise or cancel their orders, and (ii) Nesquehoning may be required to resolicit depositors for approval of such modifications.


The Plan, and the Terms of the Merger and Offering

         Information regarding the Plan and the terms of the Merger and the Offering is incorporated by reference from the section of the accompanying Prospectus entitled "Summary--The Offering and Merger of Nesquehoning; The Offering" and "The Offering and Merger."

         THE PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT FIRST STAR SAVINGS, FIRST STAR BANCORP AND THE MERGER CONVERSION, INCLUDING THE RIGHTS OF ELIGIBLE ACCOUNT HOLDERS AND OTHER PERSONS TO SUBSCRIBE FOR SHARES OF THE BANK'S COMMON STOCK. VOTING DEPOSITORS ARE URGED TO CONSIDER SUCH INFORMATION CAREFULLY PRIOR TO SUBMITTING THEIR PROXIES.

Conditions to Consummation of the Merger Conversion


         [The Plan ^ and the Merger have been approved by the Department of Banking and Nesquehoning has received a letter of non-objection with respect to the Conversion from the FDIC, subject to, among other things, approval of the Merger Conversion by Nesquehoning's depositors.] Such approvals and non-objection may be based on different considerations than those that would be important to a Subscription Purchaser (or Community Purchaser, as the case may be) in making an investment decision to purchase First Star Bancorp Common Stock.

         IN NO EVENT SHOULD SUCH APPROVALS AND NON-OBJECTION BE CONSTRUED AS A RECOMMENDATION TO SUBSCRIPTION PURCHASERS AND COMMUNITY PURCHASERS BY ANY REGULATORY AGENCY TO PURCHASE FIRST STAR BANCORP COMMON STOCK. WHILE THE ^ FDIC AND THE DEPARTMENT HAVE APPROVED THE MERGER AND REVIEWED THIS JOINT PROXY AND THE ATTACHED PROSPECTUS, SUCH APPROVAL AND REVIEW SHOULD NOT BE CONSTRUED TO MEAN THAT THE DEPARTMENT OR THE FDIC HAVE PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND/OR THE PROSPECTUS.


         Consummation of the Merger Conversion is also subject to the approval of the Nesquehoning depositors holding a majority of the votes eligible to vote at the Nesquehoning Bancorp.

         First Star's obligation to consummate the Merger Conversion is subject to the following conditions, each of which is subject to waiver, in whole or in part, by First Star Bancorp: (i) the receipt of an officer's certificate to the effect that certain representations and warranties made by Nesquehoning are true and correct in all respects as of the date of the consummation of the Merger Conversion (the "Closing Date") (except where the failure to be true and correct would not be reasonably likely to have a material adverse effect or a material adverse change in Nesquehoning's financial condition, results of operation or business or its ability to perform its obligations under the Amended and Restated Plan of Merger (a "Material Adverse Effect")); (ii) the absence of any order, decree, or injunction of a court or government agency having jurisdiction which enjoins or prohibits the consummation of the Merger Conversion or other legal restraints or prohibition, prohibiting or making illegal the consummation of the Merger Conversion; and (iii) receipt of other customary letters and certificates including, but not limited to, the Tax Opinions.


         Nesquehoning's obligation to complete the Merger Conversion is subject to the following conditions, each of which is subject to waiver, in whole or in part, by Nesquehoning: (i) the receipt of an officer's certificate to the effect that representations and warranties made by First Star are true and correct in all respects as of the Closing Date with the same effect as though made upon and as of such date (unless the effect or consequence of a breach of such representations or warranties, either individually or in the aggregate, would not constitute a Material Adverse Effect); (ii) the absence of any order, judgment, or decree of a court or government agency having jurisdiction which enjoins or prohibits ^ the consummation of the Merger Conversion or other legal restraints or prohibitions, prohibiting or making illegal the consummation of the Merger Conversion; and (iii) receipt of other customary letters and certificates including, but not limited to, the Tax Opinions.


         The Merger Agreement also contains certain limitations on the ability of Nesquehoning, pending the Merger Conversion, to, among other things, make capital expenditures of $50,000 or more, modify employee benefits (including making severance or terminations arrangements) or otherwise take action other than in the ordinary course of Nesquehoning's business prior to the consummation of the Merger Conversion. These limitations are not expected to have any material effect on the operations of Nesquehoning.

Termination, Amendment and Waiver

         The Merger Conversion may be terminated at any time, as follows: (i) by the mutual consent of First Star and Nesquehoning at any time prior to the Closing Date; (ii) by First Star or Nesquehoning, on or after ____________________, if the Merger Conversion has not been consummated; (iii) by First Star or Nesquehoning, in the event of a material breach by the other party of any term of the Plan of Merger that has not been cured or cannot be cured in accordance with the Plan; (iv) by First Star or Nesquehoning, if the depositors of Nesquehoning do not approve the Merger Conversion.


         The Merger Conversion Agreement and/or the Plan of Conversion may be substantively amended as a result of comments from the FDIC, the Department of Banking, or otherwise, at any time prior to solicitation of proxies from depositors of Nesquehoning to vote on the Merger Conversion and at any time thereafter with the ^ concurrence of the FDIC, and the Department of Banking. No resolicitation of depositors of Nesquehoning will be made following any such amendments to the Plan of Merger and/or the Plan of Conversion made after approval by the Nesquehoning depositors, unless otherwise required by the FDIC or the Department of Banking.

         In the event that new regulations pertaining to conversions are adopted by the FDIC or the Department of Banking prior to the consummation of the Merger Conversion, the Plan of Conversion may be amended to conform to such regulations, but no resolicitation of ^ depositors will be made. In the event that such conversion regulations contain optional provisions, the Plan of Conversion may be amended to incorporate such optional provisions at the discretion of the Board of Directors of First Star and the Board of Trustees of Nesquehoning without a resolicitation of depositors.

^


Recommendation of the Board of Trustees

         THE BOARD OF TRUSTEES OF NESQUEHONING UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK AND VOTING AGAINST THE PLAN OR FAILING TO VOTE ON THE PLAN WILL NOT PRECLUDE ANY
SUCH PURCHASE. Because a majority of the votes eligible to be cast is required for approval, the failure by any Voting Depositor to return a proxy card or to attend the Special Meeting and vote in person will have the same effect as a vote against the Plan. In adopting the Plan and approving the Merger Agreement, the Board of Trustees of Nesquehoning determined that the proposed transactions are in the best interests of Nesquehoning, its depositors and other customer and the community served by Nesquehoning.

         THE DEPARTMENT HAS APPROVED THE PLAN SUBJECT TO THE APPROVAL OF NESQUEHONING'S DEPOSITORS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, DEPARTMENT APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE DEPARTMENT.

         THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK. THE COMMON STOCK BEING OFFERED IN THE OFFERING IS BEING OFFERED ONLY BY MEANS OF THE ACCOMPANYING PROSPECTUS.

         THE SHARES OF COMMON STOCK BEING OFFERED IN CONNECTION WITH THE PROPOSED TRANSACTIONS ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.


^ Nesquehoning Financial Information

         This Proxy Statement is also accompanied by Nesquehoning's Financial Statements as of and for the years ended December 31, 1998 and 1997, which financial information is incorporated into this Proxy Statement by reference. Such financial statements are included as Appendix C.


How to Obtain Additional Information and Incorporation by Reference

         The Prospectus, which is incorporated by reference herein, contains audited financial statements of First Star Bancorp, including statements of income for the past three years; management's discussion and analysis; a description of lending, savings and investment activities; remuneration and other benefits of trustees and officers; further information about the business and financial condition of First Star Savings and First Star Bancorp; and additional information about the Reorganization, the Subscription Offering and, if held, the Community Offering. The Plan sets forth the terms, conditions and provisions of the proposed Merger Conversion.


         If you would like to receive an additional copy of the Prospectus or the Plan, or a copy of the Pennsylvania ^ Articles of Incorporation and Bylaws of the First Star Bancorp, you may request such material by calling the Stock Information Center at (____) ___-____, 9:00 a.m. to 4:00 p.m., Monday through Friday. The Stock Information Center is located at ____________________, Pennsylvania. Such request must be received by any of the parties no later than February __, 1999. Requesting such materials does not obligate you to purchase the shares. If the parties do not receive your request by _______, 1998, you will not be entitled to have such materials mailed to you. You will, however, be able to obtain an Prospectus and a Stock Order Form from the nearest office of First Star Savings or the office of Nesquehoning until 12:00 noon on ________, 1999. See also "Where You Can Find Additional Information" in the Prospectus.


Other Matters

         The Board of Trustees is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                               BY ORDER OF THE BOARD OF TRUSTEES



                                               ---------------------------------
                                               Secretary

Nesquehoning, Pennsylvania
____________________, 1999

                                 REVOCABLE PROXY

                  SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                          OF NESQUEHONING SAVINGS BANK

                       FOR A SPECIAL MEETING OF DEPOSITORS
                          TO BE HELD ON ________, 1999


         The undersigned hereby acknowledges prior receipt of the Notice of Special Meeting of Depositors ("Special Meeting"), Proxy Statement and Prospectus describing the matters set forth below, and indicating the date, time and place of the Special Meeting and hereby appoints the Board of Trustees of Nesquehoning Savings Bank (the "Bank") the Proxy of the undersigned, to cast all votes to which the undersigned is entitled at the Special Meeting, and at any adjournment thereof, on the matters referred to below in the manner specified on the reverse side hereof. Note:
The Board of Trustees is not aware of any other matter that may come before the Special Meeting.

         This Proxy will be voted as directed by the undersigned member. Unless otherwise marked, this Proxy will be voted FOR approval of the Plan of Reorganization. If any other business is presented at the Special Meeting, this Proxy will be voted in accordance with the best judgment of the Board of Trustees. This Proxy may be revoked at any time before it is voted either by a written revocation of the proxy filed with the Secretary of the Bank or by submitting a later dated proxy. The presence of a member at the Special Meeting shall not revoke a proxy unless a written revocation is filed with the Secretary of the Special Meeting prior to the voting of such proxy. Voting for the Plan of Reorganization and signing this proxy card does not obligate you to buy any stock.

                                                               Please mark
                                                               your votes   [X]
                                                               as this










      UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE
        AGREEMENT OF MERGER CONVERSION, INCLUDING THE PLAN OF CONVERSION





For   Against       The  Merger  Conversion  Agreement  and  Plan of  Conversion
[ ]   [ ]           (collectively,  the "Plan")  pursuant to which  Nesquehoning
                    will  |_|  |_|  (i)  convert  from a  Pennsylvania-chartered
                    mutual  savings  bank  to  a  Pennsylvania-chartered   stock
                    savings bank;  and (ii)  simultaneously  merge with and into
                    First Star  Savings  Bank,  a  Pennsylvania-chartered  stock
                    savings  bank   headquartered  in  Bethlehem,   Pennsylvania
                    ("First Star Savings");  and (iii) First Star Bancorp, Inc.,
                    a Pennsylvania  stock holding  company of First Star Savings
                    (the "First Star  Bancorp"))  will offer for sale in a stock offering  shares of its common stock ("Common  Stock") in an amount  equal to  approximately  90% of the market  value of
                    Nesquehoning (as determined by an independent  valuation) on
                    a  priority   basis  to   certain   of  the   Nesquehoning's
                    depositors.

                    In their discretion, upon any other matters that may properly come before the Special Meeting or any adjournment thereof.




                                              Please  sign your name  exactly as
                                              it appears  hereon.  When  signing
                                              as an attorney,  administrator,
                                              agent, corporation, officer,
                                              executor,  trustee,  guardian or
                                              similar position, please add your
                                              full title to your signature.



Signature(s)                                                Date
            --------------------------------------------         ---------------
NOTE:  Only one signature is required in the case of a joint account.